Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-142007 and 333-168946 on Form S-8 and Registration Statement No. 333-169237 on Form S-3 of our reports dated March 1, 2011, relating to the consolidated financial statements of MetroPCS Communications, Inc., and the effectiveness of MetroPCS Communications, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of MetroPCS Communications, Inc. for the year ended December 31, 2010.

Deloitte & Touche LLP

Dallas, Texas

March 1, 2011